NEWS RELEASE

Teradata Reports 2015 Fourth Quarter and Full-Year Results

•	Fourth quarter revenue was $719 million, down 6 percent, down 1 percent in constant currency(1)

•	Full-year revenue of $2.530 billion, down 7 percent, down 2 percent in constant currency(1)

•	GAAP EPS was $0.31 in the fourth quarter, $(0.89) for the full-year period

•	Non-GAAP EPS was $0.70 in the fourth quarter, $2.06 for the full-year period(2)

•	Excluding the Marketing Applications business that Teradata expects to exit in 2016, year over year:

•	2016 non-GAAP revenue expected to be flat to down 2 percent in constant currency,

•	2016 non-GAAP EPS expected to be $2.35 - $2.50

•	Teradata is continuing to execute on its business transformation initiatives

ATLANTA, Georgia - February 4, 2016 -- Teradata Corp. (NYSE: TDC) reported revenue of $719 million for the quarter ended December 31, 2015, versus $761 million in the fourth quarter of 2014. Fourth quarter revenue decreased 6 percent when compared to the prior year period, a decrease of 1 percent when compared in constant currency.(1) For the full-year 2015, revenue was $2.530 billion, a 7 percent decrease from $2.732 billion in 2014. In constant currency, full-year revenue decreased 2 percent versus 2014. (1) Currency created a 5 percentage point headwind for both the fourth quarter and full-year revenue comparisons to prior year results.

Gross margin was 50.8 percent, versus 55.8 percent reported in the fourth quarter of 2014 under U.S. Generally Accepted Accounting Principles (GAAP). On a non-GAAP basis, excluding stock-based compensation expense and special items described in footnote #2, gross margin was 52.2 percent, versus 56.9 percent in the prior year period.(2) The decrease in non-GAAP gross margin for the quarter resulted primarily from deal mix and currency impact. Gross margin reported under GAAP for the full-year 2015 was 50.4 percent, versus 54.1 percent in 2014. On a non-GAAP basis, excluding special items described in footnote #2, 2015 full-year non-GAAP gross margin was 52.0 percent, versus 55.5 percent for the full-year 2014.(2) The decrease in non-GAAP gross margin for the full-year primarily resulted from deal mix and currency impact.

Teradata reported fourth quarter GAAP net income of $41 million, or $0.31 per diluted share, which compared to net income of $118 million, or $0.77 per diluted share, in the fourth quarter of 2014. Stock-based compensation expense and other special items (including a goodwill impairment charge of $34 million , or $0.25 of earnings per share) reduced Teradata’s 2015 fourth quarter net income by $53 million, or $0.39 of earnings per diluted share, as reported under GAAP.(2) Excluding stock-based compensation expense and special items (including goodwill impairment), non-GAAP net income in the fourth quarter of 2015 was $94 million, or $0.70 per diluted share, versus $140 million, or $0.91 per diluted share, in the fourth quarter of 2014.(2)

Full-year net loss reported under GAAP was $(124) million, or $(0.89) per share, which compared to net income of $367 million, or $2.33 per diluted share in 2014. Stock-based compensation expense and other special items (including goodwill impairment of $374 million, or $2.62 of earnings per share) reduced Teradata’s 2015 GAAP net income by $416 million, or $2.95 of earnings per share.(2) Excluding stock-based compensation expense and special items (including goodwill impairment), full-year non-GAAP net income was $292 million, or $2.06 per diluted share in 2015, compared to $452 million, or $2.86 per diluted share in 2014.(2)
“I am pleased that Teradata’s fourth quarter results were in line with expectations and that we are making solid progress on our transformation plan for Teradata’s successful future,” said Mike Koehler, president and chief executive officer, Teradata Corporation.
“We have developed a comprehensive transformation blueprint and are on the path to return the company to meaningful and sustainable revenue growth. Teradata continues to be universally known as the leader in high performance data analytics. Many of our customers are leaders in their industries, and we are their partner of choice for driving business value from their data. Our transformation plan builds on this position of strength, and will advance our leadership and expand our market opportunity.”
Segment Revenue Performance
(in millions)

	For the Three Months Ended December 31
	2015	2014	% Change as Reported	% Change in Constant Currency(1)
Data and Analytics	$669	$709	(6%)	(1%)
Marketing Applications	50	52	(4%)	1%
Total Revenue	$719	$761	(6%)	(1%)

	For the Twelve Months Ended December 31
	2015	2014	% Change as Reported	% Change in Constant Currency(1)
Data and Analytics	$2,337	$2,523	(7%)	(2%)
Marketing Applications	193	209	(8%)	(1%)
Total Revenue	$2,530	$2,732	(7%)	(2%)

Operating Income
Fourth quarter GAAP operating income of $63 million compared to $158 million reported in the fourth quarter of 2014. On a non-GAAP basis, operating income was $134 million versus $187 million in the fourth quarter of
2014.(2) The decrease in non-GAAP operating income was primarily due to lower revenue, lower product gross margin, and currency impact.

Full-year GAAP operating loss was $(92) million in 2015, versus operating income of $503 million in 2014. On a non-GAAP basis, full-year operating income was $409 million, versus $621 million in 2014.(2) The year-over-year decrease in non-GAAP operating income was due to lower revenue, lower gross margin, higher research and development expenses and currency impact.
Income Taxes
Teradata’s GAAP tax rate was 39.7% in the fourth quarter of 2015 versus 24.8% in 2014, and the fourth quarter 2015 non-GAAP tax rate was 28.8% as compared to 25.1% in 2014.(2) The year-over-year increase for both was driven by incremental tax expense resulting from the actual foreign pre-tax earnings being lower than previously forecasted in 2015.  In addition, the GAAP effective tax rate was higher as a result of the $34 million impairment charge taken in the fourth quarter of 2015, which was treated as a permanent non-deductible tax item.
The full-year 2015 GAAP tax rate was (202.4%) versus 25.7% for 2014.  The 2015 GAAP tax rate was driven by $374 million of goodwill impairment charges in 2015, of which $351 million was treated as a permanent non-deductible tax item; this results in full-year GAAP income tax expense of $83 million, on a pre-tax GAAP loss of $(41) million, causing a negative tax rate of (202.4%). The full-year 2015 non-GAAP tax rate was 27.5% as compared to 27.2% for 2014.(2)  There were no material discrete tax items impacting the non-GAAP tax rates for full-year 2015 or 2014. The increase between periods was driven by a lower proportion of foreign pre-tax earnings in 2015 versus 2014.
Cash Flow
For the full-year 2015, Teradata generated $401 million of cash from operating activities, compared to $680 million in 2014. Teradata generated $281 million of free cash flow(3) in 2015, versus $551 million in 2014. In addition to lower net income, the timing of accounts receivable collections between the fourth quarter of 2014 and the first quarter of 2015 had a meaningful impact on lower free cash flow in 2015 versus 2014.
Balance Sheet
Teradata ended the quarter with $839 million in cash, with over 95% held outside the United States.
As of December 31, 2015, Teradata had total debt of approximately $780 million, including $600 million outstanding under a term loan and $180 million drawn on its $400 million revolving credit facility.

Share Repurchases
During the fourth quarter, Teradata purchased approximately 3.5 million shares of its stock for $99 million. For the full-year 2015, Teradata acquired approximately 19 million shares for $647 million.
As of the end of 2015, Teradata had approximately $573 million of remaining authorization for share repurchases under its general share repurchase program. The stock is anticipated to be repurchased on an ongoing basis in open market transactions at management’s discretion.

2016 Guidance
Teradata expects to exit the majority of its Marketing Applications business around the end of the first quarter of 2016. As such, Teradata’s GAAP revenue guidance for 2016 includes approximately $40 million of revenue for the Marketing Applications business in the first quarter of 2016, but does not include revenue expectations for the exited business beyond the first quarter of 2016. GAAP revenue guidance for the full year 2016 is expected to be in the $2.315 billion to $2.360 billion range, or down 7 to 8 percent from 2015. On a constant currency basis, GAAP revenue is expected to be down 5 to 7 percent, as Teradata expects 2 percentage points of currency headwind for the full year.
On a non-GAAP basis excluding the Marketing Applications business Teradata expects to exit in 2016, full-year 2016 revenue is expected to be $2.275 billion - $2.320 billion, or down 8 to 10 percent (down 6 to 8 percent on a constant currency basis).(1) Teradata’s 2015 full-year revenue included approximately $152 million of revenue from the Marketing Applications business Teradata expects to exit in 2016. For comparison purposes, when the Marketing Applications business is excluded for both 2015 and 2016, revenue is expected to be down 2 to 4 percent, or flat to down 2 percent in constant currency.
Full-year 2016 GAAP earnings per share guidance of $1.68 to $1.83 includes the Marketing Applications business for the three months ended March 31, 2016 but excludes any tax expense in connection with the sale of such business. On a non-GAAP basis, which also excludes stock-based compensation expense and other special items, as well as the expected $(7) million after-tax loss from Teradata’s Marketing Applications business in the first quarter of 2016, non-GAAP earnings per share is expected to be in the $2.35 - $2.50 range.(2) Teradata’s Marketing Applications business experienced an approximate $45 million operating loss in 2015. The year over year increase in non-GAAP earnings per share is driven by exiting the Marketing Applications business, as well as the benefits of Teradata’s transformation and cost rationalization initiatives.

Business Transformation
Teradata is making good progress in its business transformation, including the expected exit of its Marketing Applications business, and will provide more information regarding these initiatives during its earnings conference call today as well as later this summer at an Analyst Day.
Relating to the expected exit of the Marketing Applications business, at December 31, 2015 Teradata recorded the “assets held for sale” and “liabilities held for sale” at a current estimate of fair value less expected cost to sell. Future adjustments to these estimates may be necessary as the sale of the business is completed.

Earnings Conference Call
A conference call is scheduled today at 8:30 a.m. (ET) to discuss the company’s fourth quarter and full-year 2015 results and 2016 guidance. Access to the conference call, as well as a replay of the call, is available on Teradata’s website at investor.teradata.com.
Supplemental Financial Information
Additional information regarding Teradata’s operating results is provided below as well as on the Investor Relations page of Teradata’s website.

1.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates. See the foreign currency fluctuation schedule on the Investor Relations page of the company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

	For the Three Months Ended
	December 31
	(in millions)
Revenue	2015	2014	% Chg as Rpt’d	% Chg in CC	2015	2014	% Chg as Rpt’d	% Chg in CC
Products	$320	$360	(11%)	(7%)	$1,057	$1,227	(14%)	(9%)
(software/hardware)

Consulting services	220	225	(2%)	5%	780	817	(5%)	3%
Maintenance services	179	176	2%	5%	693	688	1%	6%
Total Services	399	401	0%	5%	1,473	1,505	(2%)	4%
Total Revenue	$719	$761	(6%)	(1%)	$2,530	$2,732	(7%)	(2%)

By Segment
Data and Analytics	$669	$709	(6%)	(1%)	$2,337	$2,523	(7%)	(2%)
Marketing Applications	50	52	(4%)	1%	193	209	(8%)	(1%)
Total Revenue	$719	$761	(6%)	(1%)	$2,530	$2,732	(7%)	(2%)

2.
Teradata reports its results in accordance with GAAP. However, as described below, the company believes that certain non-GAAP measures (such as non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, which exclude certain items as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

Special items included in Teradata’s 2015 fourth quarter GAAP net income included the following items, net of tax: $10 million of stock-based compensation expense; $5 million of amortization of acquisition-related intangible assets, $9 million of acquisition transaction, integration and reorganization-related expenses, $34 million for impairment of goodwill and $5 million for a gain on an equity investment.

Special items for Teradata’s 2015 full-year GAAP net income included the following items, net of tax: $41 million of stock-based compensation expense; $25 million of amortization of acquisition-related intangible assets; $19 million of acquisition transaction, integration and reorganization-related expenses, $35 million for gains on equity investments, and $366 million for impairment of goodwill.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain items. Our management regularly uses supplemental non-GAAP financial measures, such as gross margin, operating income, net income and

EPS, excluding certain items internally, to understand, manage and evaluate our business and support operating decisions. The company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the company’s operating results excluding special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.
(in millions, except per share data)

	For the Three Months Ended December 31			For the Twelve Months Ended December 31

Gross Margin:	2015	2014	% Chg as Rpt’d	2015	2014	% Chg as Rpt’d
GAAP Gross Margin	$365	$425	(14%)	$1,276	$1,479	(14%)
% of Revenue	50.8%	55.8%		50.4%	54.1%

Excluding:
Stock-based compensation expense	4	3		14	11

Amortization of acquisition-related intangible assets	4	5		19	21
Acquisition, integration and reorganization- related costs	2	-		7	5
Non-GAAP Gross Margin	$375	$433	(13%)	$1,316	$1,516	(13%)
% of Revenue	52.2%	56.9%		52.0%	55.5%

Operating Income:
GAAP Operating Income(Loss)	$63	$158	(60%)	($92)	$503	(118%)
% of Revenue	8.8%	20.8%		(3.60)%	18.4%

Excluding:
Stock-based compensation expense	14	14		58	50

Amortization of acquisition-related intangible assets	8	12		39	47
Acquisition, integration and reorganization- related costs	15	3		30	21
Impairment of goodwill	34	-		374	-
Non-GAAP Operating Income	$134	$187	(28%)	$409	$621	(34%)
% of Revenue	18.6%	24.6%		16.2%	22.7%

Net Income:
GAAP Net Income(Loss)	$41	$118	(65%)	($124)	$367	(134%)
% of Revenue	5.7%	15.5%		(4.90%)	13.4%

Excluding:
Stock-based compensation expense	10	10		41	34

Amortization of acquisition-related intangible assets	5	8		25	31
Acquisition, integration and reorganization- related costs	9	4		19	14
Net (gain)/loss on equity investments	(5)	-		(35)	6
Impairment of goodwill	34	-		366	-
Non-GAAP Net Income	$94	$140	(33%)	$292	$452	(35%)
% of Revenue	13.1%	18.4%		11.5%	16.5%

	For the periods ended December 31
	Three Months		Twelve Months
Diluted Earnings Per Share:	2015	2014	2015	2014
GAAP earnings(loss) per share	$0.31	$0.77	$(0.89)	$2.33
Excluding:
Stock-based compensation expense	0.07	0.07	0.29	0.22

Amortization of acquisition-related intangible assets	0.04	0.05	0.18	0.20
Acquisition, integration and reorganization related costs	0.07	0.02	0.14	0.08
Net (gain)/loss on equity investments	(0.04)	-	(0.25)	0.03
Impairment of goodwill	0.25	-	2.62	-
Impact of dilution*	-	-	(.03)	-
Non-GAAP diluted earnings per share	$0.70	$0.91	$2.06	$2.86

*Represents the impact to earnings per share as a result of moving from basic to diluted shares. See the Reconciliation of Results – GAAP to Non-GAAP for basic and diluted shares in the twelve months ended December 31, 2015 on the Investor Relations page of the company’s website at investor.teradata.com.

Full-Year
Diluted Earnings Per Share:	2016 Guidance
GAAP diluted earnings(loss) per share **	$1.68 - $1.83
Excluding:
Stock-based compensation expense	0.38

Amortization of acquisition-related intangible assets	0.05
Acquisition, integration and reorganization related costs	0.19
Exit of Marketing Applications business – Q1 2016**	0.05
Non-GAAP diluted earnings per share	$2.35 - $2.50

**Reflects the expectations of the 1Q 2016 results of operations of the portion of the Teradata’s Marketing Applications business that we expect to sell around the end of the first quarter of 2016. However, the GAAP guidance for 2016 currently excludes the incremental tax expense associated with the expected exit of the Marketing Applications business; the current estimated potential impact to GAAP EPS is in the range of $0.40 - $0.45 per share, but the actual expense is highly dependent on a number of variables, including the final terms of the planned sale of the business. Teradata will update its full-year 2016 GAAP expectations after such terms have been finalized.

3.
As described above, the company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of the company’s stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

	For the Periods Ended December 31 (in millions)
	Three Months		Twelve Months
	2015	2014	2015	2014

Cash provided by operating activities (GAAP)	$31	$97	$401	$680
Less capital expenditures for:
Expenditures for property and equipment	(9)	(17)	(52)	(54)
Additions to capitalized software	(17)	(18)	(68)	(75)
Total capital expenditures	(26)	(35)	(120)	(129)
Free Cash Flow (non-GAAP measure)(3)	$5	$62	$281	$551

Note to Investors
This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the global economic environment in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business, including the increased pressure on price/performance for data analytics solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; failure to realize the anticipated benefits of our business transformation program, divestitures, or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality, security and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; our ability to execute integration plans for newly acquired entities, including the possibility that expected synergies and operating efficiencies may not be achieved, that such integration efforts may be more difficult, time-consuming or costly than expected, and that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class and secure internal information technology and control systems; and other factors described from time-to-time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Teradata
Teradata (NYSE: TDC) offers a leading portfolio of big data analytic solutions, integrated marketing applications, and services that help organizations gain a sustainable competitive advantage with data. Visit teradata.com.
Get to know Teradata:
Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

INVESTOR CONTACT: Gregg Swearingen Teradata (937) 242-4600 gregg.swearingen@teradata.com	MEDIA CONTACT: Mike O’Sullivan Teradata (937) 242-4786 mike.osullivan@teradata.com
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SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except for per share amounts-unaudited)

	For the Period Ended December 31
	Three Months			Twelve Months
	2015	2014	% Chg	2015	2014	% Chg
Revenue

Products	$320	$360	(11%)	$1,057	$1,227	(14%)
Services	399	401	(0%)	1,473	1,505	(2%)

Total revenue	719	761	(6%)	2,530	2,732	(7%)

Product gross margin	180	233		617	784
% of Revenue	56.3%	64.7%		58.4%	63.9%
Services gross margin	185	192		659	695
% of Revenue	46.4%	47.9%		44.7%	46.2%

Total gross margin	365	425		1,276	1,479
% of Revenue	50.8%	55.8%		50.4%	54.1%

Selling, general and administrative expenses	213	213		766	770
Research and development expenses	55	54		228	206
Impairment of goodwill	34	—		374	—

Income (loss) from operations	63	158		(92)	503
% of Revenue	8.8%	20.8%		(3.6%)	18.4%

Other income (expense), net	5	(1)		51	(9)

Income (loss) before income taxes	68	157		(41)	494
% of Revenue	9.5%	20.6%		(1.6)%	18.1%

Income tax expense	27	39		83	127
% Tax rate	39.7%	24.8%		(202.4%)	25.7%

Net income (loss)	$41	$118		$(124)	$367
% of Revenue	5.7%	15.5%		(4.9%)	13.4%

Net income (loss) per common share
Basic	$0.31	$0.78		$(0.89)	$2.36
Diluted	$0.31	$0.77		$(0.89)	$2.33

Weighted average common shares outstanding
Basic	132.1	151.8		139.6	155.3
Diluted	134.0	154.1		139.6	157.8

SCHEDULE B
TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions-unaudited)

	December 31,	September 30,	December 31,
	2015	2015	2014
Assets

Current assets
Cash and cash equivalents	$839	$874	$834
Accounts receivable, net	580	486	619
Inventories	49	52	38
Assets held for sale	317	—	—
Other current assets	55	102	81

Total current assets	1,840	1,514	1,572

Property and equipment, net	143	159	159
Capitalized software, net	190	195	199
Goodwill	380	587	948
Acquired intangible assets	22	114	136
Deferred income taxes	37	19	20
Other assets	20	21	98

Total assets	$2,632	$2,609	$3,132

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$30	$23	$53
Short-term borrowings	180	110	220
Accounts payable	96	111	126
Payroll and benefits liabilities	120	124	125
Deferred revenue	367	387	370
Liabilities held for sale	58	—	—
Other current liabilities	102	83	101

Total current liabilities	953	838	995

Long-term debt	570	577	195
Pension and other postemployment plan liabilities	89	96	99
Long-term deferred revenue	15	14	18
Deferred tax liabilities	39	60	86
Other liabilities	27	28	32

Total liabilities	1,693	1,613	1,425

Stockholders' equity
Common stock	1	1	1
Paid-in capital	1,128	1,116	1,054
(Accumulated deficit) retained earnings	(114)	(57)	656
Accumulated other comprehensive loss	(76)	(64)	(4)

Total stockholders' equity	939	996	1,707

Total liabilities and stockholders' equity	$2,632	$2,609	$3,132

SCHEDULE C
TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions-unaudited)

	For the Period Ended December 31
	Three Months		Twelve Months
	2015	2014	2015	2014
Operating activities
Net income (loss)	$41	$118	$(124)	$367
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	41	41	170	169
Stock-based compensation expense	13	14	56	50
Excess tax benefit from stock-based compensation	4	—	4	(2)
Deferred income taxes	(14)	15	(24)	(2)
(Gain) loss on investments	(6)	—	(56)	9
Impairment of goodwill	34	—	374	—
Changes in assets and liabilities:
Receivables	(133)	(98)	1	101
Inventories	3	6	(11)	18
Current payables and accrued expenses	17	(13)	(8)	(23)
Deferred revenue	11	(15)	24	(28)
Other assets and liabilities	20	29	(5)	21

Net cash provided by operating activities	31	97	401	680

Investing activities
Expenditures for property and equipment	(9)	(17)	(52)	(54)
Additions to capitalized software	(17)	(18)	(68)	(75)
Proceeds from the disposition of investments	16	—	85	—
Business acquisitions and other investing activities	(8)	(20)	(17)	(69)

Net cash provided by (used) in investing activities	(18)	(55)	(52)	(198)

Financing activities
Repurchases of common stock	(116)	(269)	(657)	(551)
Proceeds from long-term borrowings	—	—	600	—
Repayments of long-term borrowings	—	(7)	(247)	(26)
Proceeds from credit facility borrowings	70	220	180	220
Repayments of credit facility borrowings	—	—	(220)	—
Excess tax benefit from stock-based compensation	(4)	—	(4)	2
Other financing activities, net	6	9	24	29

Net cash used in financing activities	(44)	(47)	(324)	(326)

Effect of exchange rate changes on cash and cash equivalents	(4)	(9)	(20)	(17)

(Decrease) Increase in cash and cash equivalents	(35)	(14)	5	139
Cash and cash equivalents at beginning of period	874	848	834	695
Cash and cash equivalents at end of period	$839	$834	$839	$834

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions-unaudited)

	For the Three Months Ended December 31
	2015	2014	% Change As Reported	% Change Constant Currency
Segment Revenue

Data and Analytics	$669	$709	(6%)	(1%)
Marketing Applications	50	52	(4%)	1%
Total revenue	719	761	(6%)	(1%)

Segment gross margin

Data and Analytics	354	411
% of Revenue	52.9%	58.0%

Marketing Applications	21	22
% of Revenue	42.0%	42.3%

Total segment gross margin	375	433
% of Revenue	52.2%	56.9%

Reconciling items (1)	(10)	(8)

Total gross margin	$365	$425
% of Revenue	50.8%	55.8%

	For the Twelve Months Ended December 31
	2015	2014	% Change As Reported	% Change Constant Currency
Segment Revenue

Data and Analytics	$2,337	$2,523	(7%)	(2%)
Marketing Applications	193	209	(8%)	(1%)
Total revenue	2,530	2,732	(7%)	(2%)

Segment gross margin

Data and Analytics	1,237	1,422
% of Revenue	52.9%	56.4%

Marketing Applications	79	94
% of Revenue	40.9%	45.0%

Total segment gross margin	1,316	1,516
% of Revenue	52.0%	55.5%

Reconciling items (1)	(40)	(37)

Total gross margin	$1,276	$1,479
% of Revenue	50.4%	54.1%

(1) Reconciling items include stock-based compensation, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.